Exhibit 99

5/8/2008

Alcoa Board Elects Klaus Kleinfeld President and CEO

PITTSBURGH—(BUSINESS WIRE)—Alcoa’s Board of Directors has elected Klaus Kleinfeld, 50, President and Chief Executive Officer of the Company. He succeeds Alain Belda, 64, as CEO. Mr. Belda will continue as Chairman of the Board.

Commenting on the announcement, Belda said, “In the short amount of time Klaus Kleinfeld has been an Alcoan, he has made a significant difference for the company. Our election of him to the position of CEO reflects our confidence in him as a truly global leader, capable of continuing to capture the growth opportunities ahead. Klaus has extraordinary energy, a keen understanding of global issues, is committed to continuing the strong operating performance of Alcoa, and embraces our Values. We are fortunate to have his leadership.”

Mr. Kleinfeld was named President and Chief Operating Officer of Alcoa in August 2007. He has served as a director of Alcoa since 2003. The change is effective immediately.

Prior to joining Alcoa, Kleinfeld served most recently as President and Chief Executive Officer of Siemens AG, a global electronics and industrial conglomerate. In just two years as President and President and Chief Executive Officer of Siemens AG, Mr. Kleinfeld presided over a dramatic transformation of the global electronics and industrial conglomerate. He reshaped the company’s portfolio around three high growth areas, revenues increased by more than $16 billion in 2006 alone, operating groups met ambitious profitability targets, and the company’s market capitalization almost doubled.

Prior to his service on the Managing Board of Siemens AG, Mr. Kleinfeld was President and Chief Executive Officer of Siemens Corporation, the U.S. division of the company. During his tenure, the United States grew in both size and profitability, becoming the company’s largest region. During his 20-year Siemens career, Mr. Kleinfeld also successfully led one of Siemens global medical diagnostic businesses and developed the renowned Siemens Management Consulting organization. He was also critical to the creation of top+, the company’s operating system.

Mr. Kleinfeld earned a Master’s degree in Business Administration/Economics from the University of Goettingen (Germany) in 1982. He received his Ph.D. in Strategic Management from the University of Wuerzburg (Germany.)

Mr. Kleinfeld is a Member of the Board of Bayer AG. He also is a director of a number of international and industry groups.

A marathon runner who also enjoys skiing, tennis and the arts, Mr. Kleinfeld will reside with his wife and family in the New York area.

Alcoa (NYSE:AA) is the world leader in the production and management of primary aluminum, fabricated aluminum and alumina combined, through its active and growing participation in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components including flat-rolled products, hard alloy extrusions, and forgings, Alcoa also markets Alcoa® wheels, fastening systems, precision and investment castings, and building systems. The Company has 97,000 employees in 34 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com